Exhibit 28 (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Gabelli 787 Fund, Inc. of our report dated December 22 2021, relating to the financial statements and financial highlights, which appears in the Gabelli Enterprise Mergers and Acquisitions Fund’s Annual Report on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 28, 2022

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us